================================================================================
     As filed with the Securities and Exchange Commission on March 31, 2003.
                                                      Registration No. 333- ____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     ADVANCED NEUROMODULATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                                               75-1646002
---------------------------                                 ----------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         6501 WINDCREST DRIVE, SUITE 100
                               PLANO, TEXAS 75024
                                 (972) 309-8000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                              F. Robert Merrill III
                       Executive Vice President - Finance,
                      Chief Financial Officer and Treasurer
                         6501 Windcrest Drive, Suite 100
                               Plano, Texas 75024
                                 (972) 309-8000
                      (Name, address, and telephone number,
                   including area code, of agent for service)

                                 ---------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                            CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                 AMOUNT             PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
    TITLE OF SHARES               TO BE             AGGREGATE PRICE            AGGREGATE            REGISTRATION
    TO BE REGISTERED           REGISTERED             PER UNIT(1)          OFFERING PRICE(1)             FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     Common Stock,
     $.05 par value             75,000(2)              $38.64 (3)              $2,898,000 (3)           $235
========================= ====================== ======================= ====================== ======================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) This registration statement is being used to register 75,000 shares of common stock that have been or may be issued to the selling shareholders pursuant to provisions of the Agreement and Plan of Merger described herein.

(3) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices on March 26, 2003, as reported by the Nasdaq National Market.

             ------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

             ------------------------------------------------------

                     ADVANCED NEUROMODULATION SYSTEMS, INC.

                                  75,000 SHARES
                                  COMMON STOCK

                  -------------------------------------------

         We are registering for resale pursuant to this Prospectus 75,000 shares of our common stock that we have issued or may issue pursuant to an Agreement and Plan of Merger, dated as of November 4, 2002 (the "Agreement"), among us, MicroNet Medical, Inc., a Minnesota corporation ("MicroNet"), MicroNet Acquisition, Inc., a Delaware corporation, and certain shareholders of MicroNet. Pursuant to the Agreement, we acquired MicroNet, a developer and manufacturer of medical devices based on proprietary microlead technology, and it became our wholly-owned subsidiary. Under the Agreement and a related Exchange Agent Agreement, we are required to issue shares of our common stock to the former MicroNet shareholders when certain product or sales milestones are met. In addition, under the Agreement and a related Escrow Agreement, we are required to release shares from escrow of our previously-issued common stock that are being held in escrow until these product or sales milestones are met. On March 1, 2003, in accordance with the Agreement and the related Exchange Agent Agreement and Escrow Agreement, we instructed our exchange agent to issue an additional 13,412 shares of our common stock to the former MicroNet shareholders, and instructed our escrow agent to release from escrow 14,934 shares of our common stock from escrow, because the first two parts of product Milestone I, as described in the Agreement, have been satisfied. If additional milestones are met, we will issue additional shares, the number of which is indeterminable until the milestones are met, and we will release additional shares from escrow, the number of which is defined in the Escrow Agreement. We are registering 75,000 shares of our common stock for resale under this Prospectus to cover the 28,346 shares referred to above, plus a sufficient number of shares that we expect to issue and release from escrow when the other two parts of Milestone I, as described under the Agreement and which depend on the receipt of regulatory approvals, are satisfied. The selling shareholders can use this Prospectus to sell some or all of the shares of our common stock they received pursuant to the Agreement.

         The offering of shares of our common stock under this prospectus is being made by the selling shareholders only. It is not part of an original issuance by us of shares of our common stock. Accordingly, all of the net proceeds from the sale of shares of our common stock offered under this prospectus will go to the selling shareholders who offer and decide to sell their shares.

         Although we will not receive any of the proceeds from the selling shareholders' sale of their shares, we have agreed to and will pay for the costs of registering the shares covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any.

         The selling shareholders may offer their shares of our common stock in transactions on the Nasdaq Stock Market's National Market (we refer to it as the "Nasdaq"), in negotiated transactions, through a combination of these methods or in any other legal way. The selling shareholders may offer their shares of our common stock at prevailing market prices, at prices related to market prices, at fixed prices that may change or at privately negotiated prices. See below under the caption "Plan of Distribution."

         Our common stock is quoted on the Nasdaq and trades under the symbol "ANSI." On March 26, 2003, the closing price of one share of our common stock, as reported on the Nasdaq, was $38.47.

         Our principal executive offices are located at 6501 Windcrest Drive, Suite 100, Plano, Texas 75024, and our telephone number is (972) 309-8000.

                      ------------------------------------

           AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES RISK.
   YOU SHOULD CAREFULLY CONSIDER THE RISKS WE DESCRIBE UNDER THE CAPTION "RISK
                          FACTORS" BEGINNING ON PAGE 5.

                      ------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
                              SECURITIES OR PASSED
                UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

         The shares of common stock being offered under this prospectus are not being offered in any jurisdiction where the offer is not permitted.

         The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock offered under this prospectus.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our business affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.



                    This prospectus is dated March 31, 2003.

                                TABLE OF CONTENTS

Where You Can Find More Information                                                      3

Documents Incorporated by Reference                                                      4

The Company                                                                              4

Risk Factors                                                                             5

Selling Shareholders                                                                    15

Plan of Distribution                                                                    16

Use of Proceeds                                                                         17

Legal Matters                                                                           17

Experts                                                                                 18

Indemnification                                                                         18


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings from the Nasdaq National Market, please call 212-656-5060.

         We intend to furnish our shareholders with annual reports containing audited consolidated financial statements and other periodic reports as we may determine or as may be required by law.

         This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all information included in the registration statement. Certain parts of the registration statement have been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement, which can be inspected on the Commission's Web site or at the public reference rooms at the offices of the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" certain information and reports that we file with it. Accordingly, this prospectus incorporates by reference the following documents previously filed by us with the Commission pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and these documents are deemed a part of this prospectus:

         (i) our latest Annual Report on Form 10-K, which contains audited financial statements for the fiscal year ended December 31, 2002; and

         (ii) a description of our common stock contained in our registration statement on Form SB-2, dated September 28, 1995 (Commission File Number 33-62991), including any amendment or reports filed for the purpose of updating such description.

         All of the documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering relating to this prospectus will be deemed to be incorporated by reference in this prospectus and to constitute a part of this prospectus from the date that such documents are filed with the Commission. For purposes of this prospectus, any statement that is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified, replaced, or superseded by a statement contained in this prospectus or contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus. Such modified or superseded statement will be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request, at no cost, copies of any or all of the documents incorporated by reference in this prospectus (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates) by writing or telephoning us at:

                     Advanced Neuromodulation Systems, Inc.
                              6501 Windcrest Drive
                                    Suite 100
                               Plano, Texas 75024
                              Attn: General Counsel
                            Telephone: (972) 309-8000

                                   THE COMPANY

         We design, develop, manufacture and market advanced implantable neuromodulation devices that improve the quality of life for people suffering from chronic pain. Neuromodulation devices include implantable neurostimulation devices, which deliver electric current directly to targeted nerves, and implantable drug pumps, which deliver small, precisely controlled doses of drugs directly to targeted sites within the body. Our products utilize innovative technologies that offer advanced programming features, user-friendly interfaces and smaller implanted devices, resulting in greater patient comfort.

           We have been involved in the medical device business since 1979, and in the neuromodulation industry since 1995. We are a Texas corporation.

                                  RISK FACTORS

         This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, the financial statements and other information incorporated by reference into this prospectus.

FAILURE OF OUR GENESIS AND GENESISXP IPG SYSTEMS TO GAIN AND MAINTAIN MARKET ACCEPTANCE WOULD ADVERSELY AFFECT OUR REVENUE GROWTH AND PROFITABILITY.

We formally introduced our Genesis IPG system in the U.S. in January 2002 and our GenesisXP IPG system (offering increased battery capacity and longevity) in the U.S. in December 2002. We believe that the size and potential for growth of the IPG portion of the neurostimulation market are greater than in the RF portion. Accordingly, our ability to generate increased revenue and profitability, and thus our general success, will depend, in large part, on the market's acceptance of our IPG systems. As a new entrant into the IPG portion of the neurostimulation market, there are many reasons we might not achieve market acceptance on a timely basis, if at all, including the following:

    o competing products, technologies and therapies are available, and others may be introduced that gain greater and faster physician and patient acceptance than our IPG systems; and

    o our only competitor in the IPG portion of the market has had its IPG product on the market for some time and enjoys significant brand awareness and other advantages among pain management specialists.

If the IPG portion of the neurostimulation market grows at a faster rate than the RF portion, our failure to successfully market and sell our IPG systems could negatively affect our revenue growth and profitability.

BECAUSE OUR MAIN COMPETITOR HAS SIGNIFICANTLY GREATER RESOURCES THAN WE DO AND NEW COMPETITORS MAY ENTER THE NEUROMODULATION MARKET, IT MAY BE DIFFICULT FOR US TO COMPETE IN THIS MARKET.

The medical device market is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Medtronic, Inc. is one of the largest competitors in the medical device sector, and is currently our sole competitor in the neurostimulation market and our largest competitor in the implantable drug pump market. Medtronic is a large publicly-traded company and enjoys several competitive advantages over us, including:

    o  substantially greater name recognition;

    o greater resources for product research and development, sales and marketing, distribution, patent protection and pursuing regulatory approvals;

    o a greater number of established relationships with health care professionals and third-party payors; and

    o multiple product lines and the ability to bundle products together or offer discounts, rebates or other incentives to secure a competitive advantage.

    Medtronic will continue to develop new products that compete directly with our products, and its greater resources may allow it to respond more quickly to new technologies, new treatment indications or changes in customer requirements. Further, we generally price our products at a premium to those of Medtronic. Additionally, because the neuromodulation market is a high growth-potential market, other companies may attempt to bring new products or therapies into this market. For example, we are aware that Advanced Bionics, Inc., a privately-held company that currently manufactures and markets a cochlear implant product, is developing and may be testing an IPG system for the treatment of chronic pain. For all of these reasons, we may not be able to compete successfully against Medtronic or against future competitors.

IF PAIN MANAGEMENT SPECIALISTS DO NOT RECOMMEND AND ENDORSE OUR PRODUCTS, OUR SALES COULD BE NEGATIVELY IMPACTED AND WE MAY BE UNABLE TO INCREASE OUR REVENUES AND PROFITABILITY.

Our products are based on evolving concepts and techniques in pain management. Acceptance of our products depends on educating the medical community as to the distinctive features, benefits, clinical efficacy, safety and cost-effectiveness of our products compared to alternative therapies and competing products, and on training pain management specialists in the proper use of our products. To sell our products, we must successfully educate and train pain management specialists so that they will understand our products and feel comfortable recommending and endorsing them. We may not be able to accomplish this, and even if we are successful in educating and training pain management specialists, there is no guarantee that we will obtain their recommendations and endorsements.

THE LAUNCH OF GENESIS AND GENESISXP AND OTHER MARKET FACTORS COULD IMPEDE GROWTH IN OR REDUCE SALES OF RENEW, WHICH WOULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

Our Genesis and GenesisXP IPG systems are currently the newest neurostimulation products on the market. Although Genesis and our Renew RF system are targeted towards patients with different types of pain and Genesis is not intended to replace Renew in the neurostimulation market, some pain management specialists may recommend Genesis to their patients when they would have otherwise recommended Renew, and, consequently, Genesis may "cannibalize" or substitute for some sales of Renew. Further, we believe our principal market competitor has chosen to emphasize the IPG as the therapy of choice in the neurostimulation market. These factors could lead to a slowdown in growth, or a reduction, in sales of Renew and similar RF-based neurostimulation products. Although Renew and Genesis are targeted for different patients, sales growth of Renew has slowed since the launch of Genesis. If Renew sales growth continues to slow or sales are reduced, and we do not gain enough market share through IPG sales to compensate for these reduced sales, our revenues and profitability will be adversely affected.

IF PATIENTS CHOOSE LESS INVASIVE OR LESS EXPENSIVE ALTERNATIVES TO OUR PRODUCTS, OUR SALES COULD BE NEGATIVELY IMPACTED.

We sell medical devices for invasive and minimally-invasive surgical procedures. Patient acceptance of our products depends on a number of factors, including device and associated procedure costs, the failure of less invasive therapies to help the patient, the degree of invasiveness involved in the procedures used to implant our products, the rate and severity of complications from the procedures used to implant our products and any adverse side effects caused by the implanting of our products. If patients choose to use existing less invasive or less expensive alternatives to our products, or if effective new alternatives are developed, our revenues and profitability could be materially adversely affected.

ANY ADVERSE CHANGES IN COVERAGE OR REIMBURSEMENT AMOUNTS BY MEDICARE AND MEDICAID, PRIVATE INSURANCE COMPANIES AND MANAGED CARE ORGANIZATIONS, OR WORKERS' COMPENSATION PROGRAMS COULD LIMIT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS.

In the U.S., our products are generally covered by Medicare and Medicaid and other third-party payors, such as private insurance companies and managed care organizations, and workers' compensation programs, which reimburse patients for all or part of the cost of our products and related medical procedures. The cost of our products and related procedures are significant, and third-party payors carefully scrutinize whether to cover new products and the level of reimbursement for covered products. From time to time, payors may refuse to reimburse our customers for all or a portion of the cost of our products, and we may discount our product cost below expected selling prices or offer other payment accommodations to customers in order to increase the likelihood of reimbursement. Further, for certain types of procedures, gaps exist between the rate of reimbursement paid by Medicare and Medicaid and the rates paid by private insurers. In addition, gaps exist in reimbursement levels depending on the health care setting in which physicians perform procedures using our products. In the future, these gaps may narrow and public and private payors may reduce levels of reimbursement for neuromodulation devices in an effort to control increasing costs. If Medicare or other third-party payors decide to eliminate or reduce coverage amounts on patient reimbursements for our products, this could limit our ability to market and sell our products in the U.S., which would materially adversely affect our revenues and profitability. In November 2002, for example, the Center for Medicare and Medicaid Services (CMS) issued a final ruling establishing new 2003 reimbursement rates for Medicare hospital outpatient procedures. Reimbursement levels for permanent implants of SCS devices in the hospital outpatient setting were reduced as a result of the ruling. CMS could decide to further reduce reimbursement rates for our products in the same or other patient settings in 2004 and beyond.

International market acceptance of our products may also depend, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. Where reimbursement in foreign markets is available, it tends to be at levels significantly below those in the U.S. Our failure to receive international reimbursement approvals may negatively impact market acceptance of our products in the international markets in which those approvals are sought.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITORS MAY TAKE ADVANTAGE OF OUR IDEAS AND COMPETE DIRECTLY AGAINST US.

We rely in part on patents, certain of which are due to expire between 2004 and 2006, as well as trade secrets and proprietary technology, to remain competitive. We may not be able to obtain or maintain adequate U.S. patent protection for new products or ideas, or prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees. Additionally, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce them, which could result in substantial costs to us and substantial diversion of the attention of our management and key technical employees. If we are unable to adequately protect our intellectual property, our competitors could use our intellectual property to develop new products or enhance their existing products. This could harm our competitive position, decrease our market share or otherwise harm our business.

OTHER PARTIES MAY SUE US FOR INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS, OR WE MAY HAVE TO SUE THEM TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

There has been a substantial amount of litigation in the medical technology industry regarding patents and intellectual property rights. The neuromodulation market is characterized by extensive patent and other intellectual property rights, which can create greater potential than in less-developed markets for possible allegations of infringement, particularly with respect to newly-developed technology. We may be forced to defend ourselves against allegations that we are infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we are not infringing the intellectual property rights of others or that these rights are invalid or unenforceable, or to protect our own intellectual property rights. Intellectual property litigation is expensive and complex and its outcome is difficult to predict. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity, obtain a license, or concede intellectual property rights. Any required license may not be available to us on acceptable terms, if at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could adversely affect our revenues and profitability.

FAILURE TO OBTAIN NECESSARY GOVERNMENT APPROVALS FOR NEW PRODUCTS OR FOR NEW APPLICATIONS FOR EXISTING PRODUCTS WOULD MEAN WE COULD NOT SELL THOSE NEW PRODUCTS, OR SELL OUR EXISTING PRODUCTS FOR THOSE NEW APPLICATIONS.

Our products are medical devices, which are subject to extensive government regulation in the U.S. and in foreign countries where we do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either a premarket approval (PMA) or a 510(k) clearance from FDA with respect to each application for which we intend to market it. Either process can be lengthy and expensive. According to FDA, the average 510(k) review period was 100 days in 2002, but reviews may take longer and approvals may be revoked if safety or effectiveness problems develop. The PMA process is much more costly, lengthy and uncertain. According to FDA, the average PMA submission-to-decision period was 364 days in 2002; however, reviews may take much longer and completing a PMA application can require numerous clinical trials and require the filing of amendments over time. The result of these lengthy approval processes is that a new product, or a new application for an existing product, often cannot be brought to market for a number of years after it is developed. Additionally, we anticipate that many of the products we bring to market in the future will require us to seek PMA approvals rather than 510(k) clearances. If we fail to obtain or maintain necessary government approvals of our new products or new applications for existing products on a timely and cost-effective basis, we will be unable to market the affected products for their intended applications.

MODIFICATION OF ANY MARKETED DEVICE COULD REQUIRE A NEW 510(k) CLEARANCE OR PMA OR REQUIRE US TO CEASE MARKETING OR RECALL THE MODIFIED DEVICE UNTIL WE OBTAIN THIS CLEARANCE OR APPROVAL.

Any modification we want to make to an FDA-cleared or approved device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, would require a new 510(k) clearance, or possibly a new or supplemental PMA. Under FDA procedures, we would make the initial determination of whether to seek a new 510(k) clearance or PMA, but FDA could review our decision. If FDA disagrees with our decision not to seek a new 510(k) clearance or PMA and requires us to seek either 510(k) clearance or PMA for modifications we have already made to a previously-cleared product, we might be required to cease marketing or recall the modified device until we obtain this clearance or approval. We could also be subject to significant regulatory fines or penalties.

WE WILL BE UNABLE TO SELL OUR PRODUCTS IF WE FAIL TO COMPLY WITH MANUFACTURING REGULATIONS.

To commercially manufacture our products, we must comply with government manufacturing regulations that govern design controls, quality systems and documentation policies and procedures. FDA and equivalent foreign governmental authorities periodically inspect our manufacturing facilities. Our failure to comply with these manufacturing regulations may prevent or delay our marketing or distribution of our products, which would negatively impact our business.

OUR PRODUCTS ARE SUBJECT TO PRODUCT RECALLS EVEN AFTER RECEIVING FDA CLEARANCE OR APPROVAL, WHICH WOULD NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE AND COULD HARM OUR REPUTATION.

Any of our products may be found to have significant deficiencies or defects in design or manufacture. FDA and similar governmental authorities in other countries have the authority to require the recall of any such defective product. A government-mandated or voluntary recall could occur as a result of component failures, manufacturing errors or design defects. We do not maintain insurance to cover losses incurred as a result of product recalls. Any product recall would divert managerial and financial resources and negatively affect our financial performance, and could harm our reputation with customers.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY AND OTHER CLAIMS AND WE MAY NOT HAVE THE INSURANCE OR OTHER RESOURCES TO COVER THE COST OF ANY SUCCESSFUL CLAIM.

Defects in our implantable medical devices could subject us to potential product liability claims that our devices were ineffective or caused some harm to the human body. Our current product liability litigation involves assertions that our products did not perform as intended and, in some cases, that they caused discomfort or harm to the patient. Our product liability insurance may not be adequate to cover current or future claims. Product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available to us at all. Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and financial condition.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION AND OUR FAILURE TO COMPLY WITH ALL APPLICABLE GOVERNMENT REGULATIONS COULD SUBJECT US TO NUMEROUS PENALTIES, ANY OF WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

We are subject to numerous government regulations relating to, among other things, our ability to sell our products, third-party reimbursement, fraud and abuse of Medicare or Medicaid and patient privacy. If we do not comply with all applicable government regulations, government authorities could do any of the following:

    o  impose fines and penalties on us;

    o  prevent us from manufacturing our products;

    o  bring civil or criminal charges against us;

    o  delay the introduction of our new products into the market;

    o  recall or seize our products;

    o  disrupt the manufacture or distribution of our products; or

    o  withdraw or deny approvals for our products.

Any one of these results could materially adversely affect our revenues and profitability and harm our reputation.

OUR RELIANCE ON SINGLE SUPPLIERS FOR CRITICAL COMPONENTS USED IN OUR MAIN PRODUCTS COULD ADVERSELY AFFECT OUR ABILITY TO DELIVER PRODUCTS ON TIME.

We rely on single suppliers for several critical components used in our main products, including the computer chip used in the receiver of our RF system, the computer chip used in the IPG programmer and Renew transmitter, the batteries used in our IPG system and the medical-grade polyurethane (bionate) that we use in all of our products. If any of our sole-source suppliers were to stop supplying us with critical components, our manufacturing operations and our business could be materially harmed, at least in the short term while we located alternative suppliers or modified our product designs to eliminate the need for these components.

The sole supplier of the computer chip used in the receiver of our RF system has indicated its desire to cease manufacturing and supplying the computer chip in the future, but to date has not determined when this will occur. This supplier has agreed to notify us when a date has been determined and allow us to place a final one-time purchase order for the computer chip. In the interim, we are maintaining a higher than normal inventory of the computer chip and are working to develop a new product design that uses an alternative computer chip. Until we develop this new design, any sudden disruption in supply from our current computer chip supplier could adversely affect our ability to deliver finished RF products on time.

ONE DISTRIBUTOR CURRENTLY ACCOUNTS FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUE FROM OUR NEUROMODULATION PRODUCTS SEGMENT, AND OUR MAJOR COMPETITOR IN THE NEUROMODULATION MARKET CURRENTLY ACCOUNTS FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUE FROM OUR O.E.M. SEGMENT.

During 2002, we had one independent distributor, Sun Medical, Inc., that accounted for $6.33 million, or 13.5%, of our net revenue from our neuromodulation products segment. In March 2003, we acquired Sun Medical's pain management business and hired substantially all of the salespeople who had generated those sales, but we continue to rely in large part on two other distributors and on numerous independent sales representatives to buy and/or sell our products. The loss of a major distributor or sales representative, or a significant decrease in their sales volumes, could materially adversely affect our revenues and profitability, at least in the short term.

In addition, during 2002, we had two major customers that accounted for $9.52 million, or 89.3%, of our net revenue from our O.E.M. segment. Medtronic, Inc., our most significant competitor, accounted for $6.74 million, or 63.2% and Arrow International, Inc. accounted for $2.78 million, or 26.1%. Either of these customers could cease doing business with us at any time. If this were to occur, our revenues and profitability could be materially adversely affected, at least in the short term.

WE ARE DEPENDENT UPON THE SUCCESS OF NEUROMODULATION TECHNOLOGY. OUR INABILITY TO CONTINUE TO DEVELOP INNOVATIVE NEUROMODULATION PRODUCTS, OR THE FAILURE OF THE NEUROMODULATION MARKET TO DEVELOP AS WE ANTICIPATE, WOULD ADVERSELY AFFECT OUR BUSINESS.

Our current products focus on the treatment of chronic pain using neuromodulation. Our development efforts focus on leveraging our neuromodulation expertise. The neuromodulation market is subject to rapid technological change and product innovation. Our competitors may succeed in developing or marketing products, using neuromodulation technology or other technologies, that may be superior to ours. If we are unable to compete successfully in the development of new neuromodulation products, or if new and effective therapies not based on neuromodulation are developed, our products could be rendered obsolete or non-competitive. This would materially adversely affect our business.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL AND SCIENTIFIC STAFF.

We believe our future success will depend on our ability to manage our growth successfully, including attracting and retaining scientists, engineers and other highly-skilled personnel. Our key employees are subject to confidentiality, trade secret and non-competition agreements, but may terminate their employment with us at any time. Hiring qualified management and technical personnel is difficult due to the limited number of qualified professionals. Competition for these types of employees is intense in the medical device field. If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to continue to succeed in the neuromodulation market.

IF WE CHOOSE TO ACQUIRE COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM OURSELVES, WE MAY BE UNABLE TO COMPLETE THESE ACQUISITIONS OR TO SUCCESSFULLY INTEGRATE AN ACQUIRED BUSINESS, PRODUCT OR TECHNOLOGY IN A COST-EFFECTIVE AND NON-DISRUPTIVE MANNER.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, we may, as we have in the past, acquire complementary businesses, products or technologies instead of developing them ourselves. We do not know if we will be able to identify prospective acquisition targets or complete any future acquisitions, or whether we will be able to successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology we acquire could be expensive and time-consuming, disrupt our ongoing business and distract our management and key technical personnel. If we are unable to integrate any acquired entities, products or technologies effectively, our business will suffer. In addition, any impairment of goodwill or other intangible assets or charges resulting from the costs of acquisitions could harm our business and operating results.

WE ARE SUBJECT TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Internationally, we market our products through 18 independent distributors who represent us in 22 countries, except in Germany where we are represented by direct salespersons. In 2002, 8% of our sales revenue from our neuromodulation products segment came from international sales. International sales are subject to a number of additional risks, including the following:

    o establishment by foreign regulatory agencies of requirements different from those in place in the U.S.;

    o fluctuations in exchange rates of the U.S. dollar against foreign currencies that may affect demand for our products overseas;

    o export license requirements, changes in tariffs, and other general trade restrictions;

    o  difficulties in staffing and managing international operations;

    o  political or economic instability; and

    o  lower and more restrictive third-party reimbursement for our products.

Any of these risks could make it difficult or impossible for us to continue to expand our overseas operations, which could have an adverse effect on our revenues.

OUR OPERATIONS ARE CONDUCTED AT THREE LOCATIONS, AND A DISASTER AT ANY OF THESE FACILITIES COULD RESULT IN A PROLONGED INTERRUPTION OF OUR BUSINESS.

We currently conduct all of our development, manufacturing and management activities at our facilities in Plano, Texas and Budd Lake and Hackettstown, New Jersey. However, a natural disaster, such as a tornado, fire or flood, or a man-made disaster, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory and cause us to incur significant additional expenses. A disaster could seriously harm our business and affect our reputation with customers. The insurance we maintain may not be adequate to cover our losses in any particular case.

OUR SHAREHOLDERS' RIGHTS PLAN AND TEXAS LAW MAY INHIBIT A TAKEOVER THAT OUR SHAREHOLDERS CONSIDER FAVORABLE.

We adopted a shareholders' rights plan in 1996 that permits shareholders to purchase shares of our common stock at significant discounts in the event a person or group acquires more than 15% of our outstanding common stock or announces a tender or exchange offer for more than 20% of our outstanding common stock. In addition, we are governed by the provisions of Article 13.03 of the Texas Business Corporation Act, which may inhibit shareholders owning 20% or more of our outstanding voting shares from merging or combining with us. Our shareholders' rights plan and this provision of Texas law could reduce the price that investors would be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be in their absence.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE, EVEN IF OUR BUSINESS IS DOING WELL.

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM.

The stock market in general, and the stock prices of medical device companies and other technology-based companies in particular, have experienced significant volatility that has often been unrelated to the operating performance of and beyond the control of any specific public companies. Factors that may have a significant and adverse impact on the market price of our common stock include:

    o our actual financial results differing from guidance provided by management or from results expected by securities analysts;

    o    changes in recommendations of securities analysts;

    o government regulation, including the FDA's review of our new products and new applications for existing products;

    o future announcements concerning us or our competitors, including the announcement of acquisitions;

    o developments regarding our patents or other proprietary rights or those of our competitors;

    o    deficiencies in the quality of our products;

    o competitive developments, including technological innovations by us or our competitors;

    o    changes in third-party reimbursement for medical devices;

    o    public perceptions of risks associated with our products or operations;

    o    conditions or trends in the medical device industry;

    o    conditions in the financial markets in general;

    o    additions or departures of key personnel;

    o    sales or purchases of our common stock; or

    o seasonal variations in patients' choice of timing of medical procedures involving our products.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We do not currently pay any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of cash dividends in the foreseeable future, and you may not realize a return on your investment even if you sell your shares. As a result, you may not be able to resell your shares at or above the price you paid for them.

                              SELLING SHAREHOLDERS

         The shares of our common stock to be sold pursuant to the offering have been or may be acquired by the selling shareholders in connection with our acquisition of MicroNet Medical, Inc., as described above. The table below assumes that we issue new shares and release from escrow an aggregate of 75,000 shares of our common stock pursuant to the Agreement, the Exchange Agreement and the Escrow Agreement, and sets forth the pro rata beneficial ownership of shares of the common stock by selling shareholder, and as adjusted to reflect the assumed sale of all of the shares of common stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the selling shareholders, except the aggregate number of shares we are assuming we would issue and release from escrow. The actual number of new shares that we issue and the actual number of shares that we release from escrow, and thus the actual beneficial ownership prior to offering, may be less than set forth below.

                                                Beneficial Ownership    Beneficial Ownership
                                                  Prior to Offering        After Offering
                                               -----------------------  --------------------
                                               Number of     Shares to       Number of
Name of Beneficial Owner                        Shares        be Sold         Shares*
                                               ---------     ---------       ---------
Brust Limited Partnership                         21,058        21,058             0
Brust, Thomas E.                                  18,425        18,425             0
Micropure Medical, LLC                            10,033        10,033             0
Ascent Medical Technology Fund                     6,069         6,069             0
BioMed Venture AG                                  2,457         2,457             0
Brandt, Leonard                                    1,843         1,843             0
Brust Family Partnership
     c/o John Bartlett Brust                       1,806         1,806             0
Shearon, Lawrence W.                               1,782         1,782             0
Kellen, Scott                                      1,149         1,149             0
Vendrami, Mauro                                      866           866             0
Barry, John                                          845           845             0
Erickson, John                                       781           781             0
Humphries, Sam                                       650           650             0
Mueller, Keith and Jennifer                          603           603             0
Hanson, Eric S.                                      602           602             0
Schutz, Ronald J. and Janet Jayne                    542           542             0
Nicholson, Ford J.                                   507           507             0
Weist, Lynn                                          433           433             0
Alo Family Limited Partnership
     c/o Kenneth Alo, M.D.                           361           361             0
Maple Investment & Development Corporation
     c/o James Bell                                  361           361             0
Draft Co.                                            289           289             0
MacDonald, Brian                                     307           307             0
Martinson, Thomas                                    307           307             0
Schrom, Mark                                         293           293             0

Erickson, Barbara J.                                 289           289             0
Kepple, Lloyd G.                                     289           289             0
Mueller, Craig P.                                    289           289             0
Mueller, Keith (IRA)                                 289           289             0
Benjamin, Albert S.                                  217           217             0
Frankenberg, Michael T.                              180           180             0
Mogilyansky, Dmitry                                  180           180             0
Peterson, Steve                                      180           180             0
Nikolai, Thomas J.                                   163           163             0
Sillers-Rudebusch, Heather                           145           145             0
Cristiani, Juan                                      108           108             0
Dubbs, Michael H. & Dubbs, Susan W.                   72            72             0
Gilbert, Lou                                          72            72             0
Oakley, John C.                                       72            72             0
Wigart, Daniel W.                                     36            36             0
Wirth, S. E.                                          36            36             0
Young, Carla                                          14            14             0

* Assumes that all of the shares of common stock that may be offered are sold.

                              PLAN OF DISTRIBUTION

         The shares of common stock are being registered to permit public secondary trading of such common stock by the holders thereof from time to time after the date of this prospectus. The sale of the common stock offered by this prospectus may be effected from time to time directly, or by one or more broker-dealers or agents, in one or more transactions (which may involve block transactions) on the Nasdaq (or other national securities exchange or quotation services on which the common stock may be listed or quoted at the time of sale) or otherwise. Such common stock may be sold in one or more negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices, fixed prices, varying prices determined at the time of sale or at negotiated prices.

         In the event one or more broker-dealers or agents agree to sell the common stock, they may do so by purchasing the common stock as principals or by selling the common stock as agent for the selling shareholders. Any such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares of common stock for which such broker-dealer or agent may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer or agent may be in excess of customary compensation).

         The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock.

         In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the offering.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Hughes & Luce, LLP in Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Advanced Neuromodulation Systems, Inc. incorporated by reference in Advanced Neuromodulation Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Our Articles of Incorporation include a provision eliminating or limiting director liability to Advanced Neuromodulation Systems, Inc. and its shareholders for monetary damages arising from acts or omissions in the director's capacity as a director. Consistent with the Texas Business Corporation Act, our Articles of Incorporation do not eliminate or limit a director's liability to the extent the director is found liable for (i) a breach of the director's duty of loyalty to us or our shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend. In addition, we maintain insurance on behalf of our directors and executive officers, insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons under Texas law, our Articles of Incorporation or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  Registration fee                               $   235
                  Accounting fees and expenses                     2,000 *
                  Legal fees and expenses                          2,000 *
                  Miscellaneous expenses                           2,000 *
                                                                 -------
                           Total:                                $ 6,235 *


---------------
*  Estimated

We will pay all of the above expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Consistent with the Texas Business Corporation Act, our Articles of Incorporation include a provision eliminating or limiting director liability to us or our shareholders for monetary damages arising from certain acts or omissions in the director's capacity as a director. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-5 of this registration statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act.

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on March 31, 2003.

                               ADVANCED NEUROMODULATION SYSTEMS, INC.

                               By:      /s/ Christopher G. Chavez
                                        -----------------------------------
                                        Christopher G. Chavez
                                        President

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                   Title                                          Date
         ---------                                   -----                                          ----
/s/ Christopher G. Chavez               Chief Executive Officer, President and                  March 31, 2003
--------------------------------        Director of Advanced Neuromodulation
Christopher G. Chavez                   Systems, Inc. (Principal Executive Officer)

/s/ F. Robert Merrill III               Executive Vice President - Finance,                     March 31, 2003
--------------------------------        Treasurer and Secretary of Advanced
F. Robert Merrill III                   Neuromodulation Systems, Inc. (Principal
                                        Financial and Accounting Officer)

/s/ Hugh M. Morrison                    Chairman of the Board and Director of                   March 31, 2003
--------------------------------        Advanced Neuromodulation Systems, Inc.
Hugh M. Morrison

                                        Director of Advanced Neuromodulation                    March __, 2003
--------------------------------        Systems, Inc.
Robert C. Eberhart

/s/ Joseph E. Laptewicz, Jr.            Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
Joseph E. Laptewicz, Jr.

/s/ A. Ronald Lerner                    Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
A. Ronald Lerner

/s/ Richard D. Nikolaev                 Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
Richard D. Nikolaev

/s/ Michael J. Torma                    Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
Michael J. Torma

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Christopher G. Chavez and F. Robert Merrill III his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any and all supplemental registration statements (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                                          Date
         ---------                                   -----                                          ----
/s/ Christopher G. Chavez               Chief Executive Officer, President and                  March 31, 2003
--------------------------------        Director of Advanced Neuromodulation
Christopher G. Chavez                   Systems, Inc. (Principal Executive Officer)

/s/ F. Robert Merrill III               Executive Vice President - Finance,                     March 31, 2003
--------------------------------        Treasurer and Secretary of Advanced
F. Robert Merrill III                   Neuromodulation Systems, Inc. (Principal
                                        Financial and Accounting Officer)

/s/ Hugh M. Morrison                    Chairman of the Board and Director of                   March 31, 2003
--------------------------------        Advanced Neuromodulation Systems, Inc.
Hugh M. Morrison

                                        Director of Advanced Neuromodulation                    March __, 2003
--------------------------------        Systems, Inc.
Robert C. Eberhart

/s/ Joseph E. Laptewicz, Jr.            Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
Joseph E. Laptewicz, Jr.

/s/ A. Ronald Lerner                    Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
A. Ronald Lerner

/s/ Richard D. Nikolaev                 Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
Richard D. Nikolaev

/s/ Michael J. Torma                    Director of Advanced Neuromodulation                    March 31, 2003
--------------------------------        Systems, Inc.
Michael J. Torma

                                INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                        DESCRIPTION OF EXHIBITS
       -------                       -----------------------
         2.1      Agreement and Plan of Merger, dated as of November 4, 2002, by and among Advanced Neuromodulation Systems, Inc., MicroNet
                  Acquisition, Inc., and MicroNet Medical, Inc., filed as an exhibit to the Company's Current Report on Form 8-K dated
                  November 26, 2002, and incorporated herein by reference. Upon request, the Company will furnish a copy of any omitted
                  schedule, exhibit or annex to the Commission.

         4.1      Rights Agreement, dated as of August 30, 1996, between
                  Advanced Neuromodulation Systems, Inc. (f/k/a Quest Medical,
                  Inc.) and KeyCorp Shareholder Services, Inc., as Rights Agent, filed as an exhibit to the Company's Current Report on Form
                  8-K dated September 3,1996, and incorporated herein by reference.

         4.2 Amendment to Rights Agreement, dated as of January 25, 2002 between Advanced Neuromodulation Systems, Inc. and
                  Computershare Investor Services, LLC (formerly KeyCorp
                  Shareholder Services, Inc.) as Rights Agent, filed as an exhibit to the Company's Current report on Form 8-K dated
                  January 30, 2002, and incorporated herein by reference.

        *5.1      Opinion of Hughes & Luce, LLP

       *23.1      Consent of Hughes & Luce, LLP (included in Exhibit 5.1)

       *23.2      Consent of Ernst & Young LLP

       *24.1 Power of Attorney (included in Part II of this registration statement)

---------------
*Filed Herewith.